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                                                                    Exhibit 23.1

[Graphic Omitted]
Stone & Webster
Founded 1889

October 29, 1999

AES Ironwood, L.L.C.
829 Cumberland Street
Lebanon, PA  17042

Lehman Brothers Inc.
3 World Financial Center
New York, NY 10285

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Dresdner Kleinwort Benson
North America LLC
75 Wall Street
New York, NY 10005

Re:      AES Ironwood Project

Dear Sirs:

Stone & Webster Management Consultants, Inc. hereby submits our Independent Technical Review of the AES Ironwood Project (the "Project"), dated June 18, 1999 (the "Report"). We understand that our Report will be used by (i) purchasers of AES Ironwood L.L.C.'s 8.857% Exchange Senior Secured Bonds due 2025 (the "Bonds") and (ii) subsequent purchasers of the Bonds, in evaluating the technical, operating, and economic aspects of the Project, and that it will be included, in reliance upon our experience in the review of the design, construction, and operation of electric generating facilities, as an appendix to the Prospectus included in a Registration Statement on Form S-4 which will be filed with the Securities and Exchange Commission by AES Ironwood, L.L.C. in connection with the exchange of outstanding 8.857% Senior Secured Bonds due 2025 for the Bonds. We hereby consent to such inclusion and to the reference to us as experts under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ K.H. Applewhite, Jr.
------------------------------
K.H. Applewhite, Jr.
Vice President


Stone & Webster Management Consultants, Inc.
1430 Enclave Parkway
Houston, Texas 77077-2023
Phone: 281.368.4460
Fax:   281.368.4488
       281.368.4491
www.stoneweb.com